Amendment Two
Countrywide Financial Corporation
Global Stock Plan

WHEREAS, Countrywide Financial Corporation (the “Company”) wishes to amend the Countrywide Financial Corporation Global Stock Plan (the “Plan”) to increase the number of shares of Common Stock available under the Plan;

NOW THEREFORE, the Plan shall be amended as follows:

          1. Section 4.01, Stock Subject to the Plan, is hereby amended by deleting this section in its entirety and replacing it with a new Section 4.01 as follows:

        “4.01 Stock Subject to the Plan. Subject to the provisions of Sections 12.03 and 12.04 hereof, the Board shall reserve for issuance under the Plan an aggregate of one million five hundred thousand (1,500,000) shares of Common Stock, which shares shall be authorized but unissued.”

          2. Rule 4.1 of the Countrywide Financial Corporation Global Stock Plan (UK Sharesave Scheme) is hereby amended by deleting this Rule in its entirety and replacing it with a new Rule 4.1 as follows:

        “4.1 No options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company allocated under this Plan to exceed 1,500,000 or any other number so specified by the Board from time to time.”

        IN WITNESS WHEREOF, the Company has caused this Amendment Two to be executed this 24th day of June, 2003.

Countrywide Financial Corporation /s/ Thomas H. Boone Thomas H. Boone Senior Managing Director, Chief Administrative Officer

Attest:

   /s/ Gerard A. Healy
Gerard A. Healy
Assistant Secretary